Exhibit 99.1

Contact:	Michael Bauer	Devika Goel
	Senior Director, Investor Relations	Senior Manager, Public Relations
	Manhattan Associates, Inc.	Manhattan Associates, Inc.
	678-597-7538	678-597-6754
	mbauer@manh.com	dgoel@manh.com

Manhattan Associates Announces Planned Transition for Chief Financial Officer

Dennis Story to retire as CFO; Succeeded by Linda Pinne

ATLANTA – February 26, 2026 – Today, Manhattan Associates Inc. (NASDAQ: MANH) announced that Dennis Story, the company’s Executive Vice President & Chief Financial Officer, will retire from his position effective March 31, 2026. Linda Pinne will succeed Mr. Story and will serve as Senior Vice President and Chief Financial Officer, Chief Accounting Officer, and Treasurer. Mr. Story will continue as an advisor to the CEO until the end of 2026, as he begins a gradual transition to his retirement after 20 years with the company.

Dennis has served as Manhattan’s CFO since March 2006. During his tenure, Manhattan increased its revenue by approximately 275%, operating cash flow by approximately 785%, and its market capitalization by more than 50 times.

“I’d like to thank Dennis for his many contributions and steady leadership, and for playing an instrumental role in transforming Manhattan into the AI native platform company it is today. He’s helped shape and execute our growth strategy and mentored a strong finance team across the globe,” said Eric Clark, Manhattan’s President and CEO. “We’re grateful Dennis will remain with Manhattan to support a seamless transition and for his continued commitment to Manhattan’s long-term success.”

“Looking ahead, I’m delighted to welcome Linda Pinne into her new role. She has a deep understanding of Manhattan’s business, customers, and overall strategy, and is well prepared to step into this expanded role. I’m confident she will help grow our leadership position in the supply chain commerce universe,” continued Mr. Clark.

Linda Pinne has been a finance leader with Manhattan for more than 20 years and has served as Senior Vice President, Global Corporate Controller, and Chief Accounting Officer since January 2016. Over the years she has been a key leader in strengthening Manhattan’s financial processes and controls, supporting the company’s growth, and partnering closely with teams across the company.

In conjunction with this release, Manhattan reaffirms its 2026 financial guidance provided on January 27, 2026, and announces its participation in the following investor conferences:

•
The Raymond James 47th Annual Institutional Investors Conference on Monday, March 2, 2026, at 8:40am ET.

Exhibit 99.1

•
The Morgan Stanley Technology, Media & Telecom Conference on Tuesday, March 3, 2026, at 2:30pm ET.

The above presentations will be webcast. Links to the live webcast will be available on Manhattan’s investor relations website at ir.manh.com.

ABOUT MANHATTAN ASSOCIATES

Manhattan Associates is a global technology leader, providing supply chain and omnichannel commerce solutions with unmatched AI capabilities. We design, build and offer best-in-class, AI-powered, cloud-based solutions that drive resilience and efficiency for businesses. We enable enterprises to uniquely unify front-end sales with back-end supply chain execution.

Our commitment to innovation, cloud-native platform and API-first architecture create simpler experiences and faster paths to value for our customers. We empower them to preempt and react to emerging trends and global disruptions with technical expertise and operational confidence, transforming challenges into competitive advantage. For more information, please visit www.manh.com.